UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number   333-83605-01

                       GREENPOINT MORTGAGE SECURITIES INC.
             (Exact name of registrant as specified in its charter)

         1761 East St. Andrew Pl., Santa Ana, CA  92705 (714) 247-6255
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Greenpoint Mortgage Securities, Inc.,
     Greenpoint Mortgage-Backed Pass-Through Certificates, Series 2003-1
             (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: 7

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned hereunto duly authorized.

     JPMorganChase  Bank in its  capacity  as  Trustee  under  the  Pooling  and
Servicing   Agreement  on  behalf  of  Greenpoint   Mortgage  Securities  Corp.,
Registrant.


                                By:   /s/ Mark Volosov
                                --------------------------------------
                                Name:  Mark Volosov
                                Title: Assistant Vice President

                                Date:  February 4, 2004